PANORAMA TRUST
(formerly Pictet Series Trust)

AMENDMENT NO. 1 TO THE DECLARATION OF TRUST
(Change of Name of the Trust)



	The undersigned, Secretary and Treasurer of Panorama Trust (the "Trust"), does hereby certify that pursuant to Article I, Section 1.1 of the Declaration of Trust dated May 23, 1995, the following votes were adopted by the Board of Trustees by unanimous writtten consent on this 8th day of June
1995:


VOTED:	That the name of the Trust previously established and
designated pursuant to the
Trust's Declaration of Trust be modified and amended as set forth below:

	Current Name:				Name as Amended:

	Pictet Series Trust			Panorama Trust

	; and further


VOTED:	That the appropriate officers of the Trust be, and
each hereby is, authorized to execute
and file any notices required to be filed reflecting the change; to execute an amendment to the Trust's Declaration of Trust reflecting the foregoing change; and to execute and file all requisite certificates, documents and instruments and to take such other actions required to cause said amendment to become effective and to pay all requisite fees and expenses incident thereto.


	IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 8th day of June, 1995.


/s/ Patricia L. Bickimer
Patricia L. Bickimer
Secretary and Treasurer